This Investor Relations Service Agreement is made and entered into between HepaLife Technologies, Inc. (the “Company”) and Cogito, Corp. (the “Consultant”) as of May 11, 2010.

In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Purpose.  The Company hereby employs the Consultant during the Term (as defined below) to render Public Relations Services (as defined below) to the Company, upon the terms and conditions as set forth herein.

2.           Term.  Subject to the earlier termination of this Agreement as set forth in Section 5 hereof, this Agreement shall be effective for a twelve-month period (the “Term”) commencing on the date hereof (the “Effective Date”).

3.           Duties of Consultant.  During the term of this Agreement, the Consultant shall provide to the Company investor relations services which may include, but which may not necessarily be limited, to those outlined in Exhibit A attached hereto (collectively, the “Public Relations Services”). Notwithstanding the foregoing, it is understood and acknowledged by the parties that the Consultant: (a) shall perform its analysis and reach its conclusions about the Company independently, and that the Company shall have no involvement therein; and (b) shall not render advice and/or services to the Company in any manner, directly or indirectly, that is in connection with the offer or sale of securities in a capital raising transaction or that could result in or be deemed to be “market making” activities.

4.           Compensation; Expenses and Payment; Escrow Agreement.

(a)           In consideration of the Services, the Consultant shall be paid:

(i)            a monthly consulting fee of $5,000 (the “Monthly Fee”); and

(ii)           upon submission of supporting documentation, reimbursed for out-of-pocket expenses incurred by it in connection with the Investor Relations Services, including, but not limited to, all charges for travel, printing costs and other expenses spent on the Company’s behalf (the “Expense Reimbursement”).  The Escrow Agent (as defined below) shall immediately pay such expenses upon the submission of invoices therefor. Collectively, the Monthly Fee and the Expense Reimbursement are herein referred to herein as the “Consulting Expenses.”

(b)           In order to ensure prompt payment of the Consulting Expenses, on the Effective Date, the Company, subject to the terms of that certain Escrow Agreement dated May 11, 2010(the “Escrow Agreement”), by and among the Alfred V. Greco, PLLC, as the escrow agent (the “Escrow Agent”), the Company and the Consultant, simultaneously with the execution and delivery of this Agreement, shall deposit with the Escrow Agent $271,503 and will, in accordance with  the terms of the Escrow Agreement, deposit with the Escrow Agent on or before May 17, 2010, an additional $230,000 if, as described in the Escrow Agreement, the Company receives on or before May 17, 2010 additional proceeds from the Financing (as defined in the Escrow Agreement) of up to $250,000 in the aggregate; collectively, the aggregate deposits, of up to $501,503, to be  deposited by the Company to the Escrow Agent,  is herein referred to as the “Escrowed Funds.”   The Escrow Agent shall disburse the Consulting Expense in payment of the Consulting Expenses, in accordance with the terms of the Escrow Agreement.    If any Escrow Funds remain upon the termination of this Agreement, such funds shall be returned to the Company. It is acknowledged that the deposit of the Escrowed Funds with the Escrow Agent is an accommodation to the Company by the Consultant, which would otherwise have required payment in full upon execution of this Agreement.

5.           Earlier Termination.

(a)           Anything herein to the contrary notwithstanding, this Agreement will automatically terminate should the Escrowed Funds be depleted prior to the expiration of the twelve month term. Otherwise, this Agreement will terminate on the one year anniversary of this Agreement unless otherwise extended by the parties hereto.

(b)           In addition, the Company, at its option exercisable in its sole discretion,  shall havethe right to terminate this Agreement upon three (3) days prior written notice to the Consultant  for “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(i)           the Consultant    shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any d ebtor relief laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (F) take corporate action for the purpose of effecting any of the foregoing;

(ii)           an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of the Consultant, or appointing a receiver, custodian, trustee, intervenor, or liquidator of the Consultant, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(iii)           the Securities and Exchange Commission or any other federal, state or local governmental authority shall impose sanctions against the Consultant for violation of federal or state securities laws; and

(iv)           the conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty by an officer of the Consultant.

In the event of a termination for Cause pursuant to this Section 5(b), the Escrow Agreement shall provide for the immediate release of the remaining amounts held in escrow by the Escrow Agent to the Company.

6.           Confidentiality.

(a)           Consultant acknowledges that as a consequence of its relationship with the Company, it may be given access to confidential information which may include the following types of information; financial statements and related financial information with respect to the Company and its subsidiaries (the “Confidential Financial Information”), trade secrets, products, product development, product packaging, future marketing materials, business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company’s business (collectively, “Confidential Information”).

(b)           Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform its duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for its own private or commercial purposes.  Consultant shall also refrain from disclosing any such Confidential Information to any third parties.  Consultant further agrees that upon termination or expiration of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing Confidential Information.

(c)           Notwithstanding the foregoing, nothing herein shall be construed as prohibiting Consultant from disclosing any Confidential Information (a) which at the time of disclosure, Consultant can demonstrate either (i)  was in the public domain and generally available to the public or (ii) thereafter becomes a part of the public domain and is generally available to the public by publication or otherwise through no act of the Consultant; (b) which Consultant can establish was independently developed by a third party who developed it without the use of the Confidential Information and who did not acquire it directly or indirectly from Consultant under an obligation of confidence; (c) which Consultant can show was received by it after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; or (d) which the Consultant can reasonably demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding.

7.           Severability.  If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

8.           Governing Law; Venue; Jurisdiction.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to principles of conflicts or choice of law thereof.  Each of the parties consents to the jurisdiction of the U.S. District Court in the Southern District of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.  Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment.  Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at it address set forth herein.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.  Each party waives its right to a trial by jury.

9.           Miscellaneous.

(a)	Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, if to the Company, addressed to it at:

HepaLife Technologies, Inc.
850 Third Avenue, Suite 1801
New York, NY 10022
Attention:  Chief Executive Officer
Facsimile: (800) 299-4869

if to Consultant, addressed to it at:

Cogito Corp.
3138 Madeira Avenue
Costa Mesa, CA  92626
Attention: Cynthia Mulcahy
Facsimile number: (714) 424-9999

or to such address as may hereafter be designated in writing by one party to the other.  Any notice or other communication hereunder shall be deemed given three days after deposit in the mail if mailed by certified mail, return receipt requested, or on the day after deposit with an overnight courier service for next day delivery, or on the date delivered by hand or by facsimile with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated above (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received).

(b)
This Agreement embodies the entire Agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

(c)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

(d)	All services to be provided by the Consultant hereunder will be provided in compliance with all applicable laws, rules and regulations.

(e)
This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above

HEPALIFE TECHNOLOGIES, INC.

By:	/s/ Richard Rosenblum
Name:	Richard Rosenblum
Title:	President

COGITO, CORP.

By:	/s/ Cynthia Mulcahy
Name:	Cynthia Mulcahy
Title:	President

EXHIBIT A
Public Relations Services

1.	Non-deal road show including meetings with brokers, fund managers and high net-worth investors.

2.	Placement of Company in print and television media.

3.	Assistance in the preparation and distribution of press releases.

4.	Assistance in identifying and introducing the Company to potential financial analysts.

5.	Calls to brokers and investment advisors.

6.	Arranging for interviews on web and television financial news programs.

7.	Investor line to handle call volume.

8.	Strategic advice, including technical analysis to ensure that press release distribution and other dissemination of news releases generates the maximum impact.

9.	Email and Direct mail marketing campaigns (Company to pay expenses).

10.	IR related services, including periodic review and analysis of the Company’s web site updated, fielding investor inquiries, etc.

11.	Comprehensive marketing campaign, including outsourcing to third-party providers email, direct mail, email, television, radio and other mediums for advertising the Company to investors.